Exhibit 10.3

AMENDED AND RESTATED ROYALTY AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") made and entered into May 22, 2023 by and between STANISLAW R. BURZYNSKI, M.D., Ph.D. ("BURZYNSKI") with offices at 9432 Katy Freeway, Suite 200, Houston, Texas 77055 and Burzynski Research Institute, Inc. (the "Company"), a Delaware corporation with offices located at 9432 Katy Freeway, Suite 200, Houston, Texas 77055.

WHEREAS, the parties have heretofore entered into a Royalty Agreement dated March 25, 1997 and a First Amended Royalty Agreement dated September 29, 1997 (collectively, the "Original Agreement"); and

WHEREAS, this Agreement is intended to supersede, amend and restate the Original Agreement in its entirety; and

WHEREAS, BURZYNSKI is the owner of certain patents dealing with certain medical chemical compounds and uses thereof all of which relate to antineop1aston drugs; and

WHEREAS, antineoplastons are still investigational new drugs not approved for interstate marketing by the Federal Food and Drug Administration; and

WHEREAS, on May 22, 2023, BURZYNSKI and BRI entered into a license agreement (the "License Agreement”) wherein BURZYNSKI licensed all of those patents set forth in the License Agreement to BRI so that BRI now has the sole right to make, have made, use, sell, offer for sale, and distribute or otherwise exploit antineoplastons in the United States and Canada; and

WHEREAS, pursuant to said License Agreement, BURZYNSKI has the right to continue to use antineoplastons in his private medical practice until the FDA approves antineoplaston for the treatment of cancer;

WHEREAS, it would be of significant and direct benefit to BRI for antineoplastons to be approved by the FDA for interstate marketing so that BRI could either sell, distribute, license or otherwise exploit antineoplastons on a national scale; and

WHEREAS, BURZYNSKI has in the past and is willing to continue to conduct his medical practice in such a way as to develop the data necessary to support the FDA approval of the drug for interstate marketing; and

WHEREAS, BURZYNSKI is willing to continue in his efforts to provide the FDA the data in order to approve the drug, inter alia, by being the clinical investigator of FDA-approved clinical trials which trials are necessary for the approval of any drug; and

WHEREAS, BURZYNSKI is currently the principal investigator for several FDA-approved clinical trials of antineoplastons, and his undertaking of such clinical trials may significantly shorten the time in which antineoplastons can be approved by the FDA.

NOW, THEREFORE, the parties agree as follows:

1.       BURZYNSKI TO CONTINUE AS PRINCIPAL INVESTIGATOR:

BURZYNSKI agrees to continue in his role as the principal investigator in all current and such future clinical trials as is necessary to create the data to support the approval of antineoplastons for interstate marketing. Furthermore, BURZYNSKI also agrees to conduct such other and additional clinical trials as may be required by the FDA to support a new drug application and approval for interstate marketing. Furthermore, BURZYNSKI agrees to supervise, consult, oversee and otherwise deal with any other matters that come up with the FDA approval process, such as the drafting and oversight of additional clinical trials by other investigators in general, Burzynski agrees to use his best and continuous efforts to ensure that antineoplastons are approved by the FDA as soon as possible.

2.       Prior to FDA new drug approval (“NDA”) BURZYNSKI and BRI will operate under the terms of the “Amended and Restated Research Funding Agreement” effective May 22, 2023. After FDA NDA approval or Canadian regulatory approval, BRI shall produce all antineoplaston products to be sold or distributed in the U.S. and Canada, as applicable, for the treatment of cancer.

3.       BURZYNSKI shall have the right to either lease or purchase all the manufacturing equipment located at 12707 Trinity Drive, Stafford, Texas at a fair market price to be determined by independent appraisal.

4.       BRI shall have the right to lease from BURZYNSKI the entire premise located at 12707 Trinity Drive, Stafford, Texas at arms-length terms at rates competitive with those available in the market at the time, provided that BURZYNSKI does not need the facility for his use.

5.       COMPENSATION:

In consideration for BURZYNSKI undertaking and continuing to perform those responsibilities outlined in Paragraph 1 above, BRI hereby assigns and agrees to assign BURZYNSKI a royalty interest equivalent to l0% (ten percent) of BRI's gross income (excluding licensing fees generated by BURZYNSKI licensing payments to BRI), which royalty interest shall include gross receipts from all future sales, distribution and manufacture of antineoplastons. BURZYNSKI will not pay any royalty fees to BRI for the right to produce antineoplaston products for the use in his medical practice. The parties acknowledge that there is no such income at this time and unless antineoplastons are approved for interstate marketing in the United States, there may never be such income.

6.       BURZYNSKI CONTINUED USE OF ANTINEOPLASTONS AFTER FDA APPROVAL:

As additional consideration, BRI hereby accords BURZYNSKI the right to continue to use antineoplastons in his private medical practice, after any and all formulations of antineoplastons are approved for interstate marketing by the FDA on the same terms arid conditions, and royalty schedule as is currently in effect under the License Agreement. BURZYNSKI shall retain the right to either a) produce antineoplaston products to use in his medical practice to treat up to 1,000 patients, or b) purchase antineoplaston products from BRI for use in his medical practice to treat up to 1,000 patients, where the price to be paid by BURZYNSKI to BRI will be BRI’s cost plus 10%.

7.       TERM OF AGREEMENT:

The term of this Agreement shall be indefinite and will continue until such time as the parties agree that it is in their mutual interest to terminate such agreement.

EXECUTED this 22nd day of May 2023.

/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski

BURZYNSKI RESEARCH INSTITUTE, INC.

By:	/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski,
President

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